Adobe Non-Profit Reseller Authorization Agreement

This Adobe Non-Profit Reseller Authorization Agreement (the "Agreement"), entered in to this 5/23/07, is between ADOBE SYSTEMS INCORPORATED, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110-2704 ("Adobe"), and CAMPUSTECH INC., a VA corporation having a place of business at 803 SYCOLIN RD STE 204 LEESBURG, VIRGINIA 20175 US ("Reseller") and a shipping address of: SAME ("Shipping Address") and Phone: 800 543 8188.

WHEREAS, Adobe is the owner and developer of Adobe Software Products;

WHEREAS, Adobe wishes to have its distributors supply certain Adobe Non-Profit Product to Non-Profit Resellers ("Reseller" hereinafter) who agree to distribute Non-Profit Products only to qualified non-profit end users;

WHEREAS, Reseller wishes to be appointed as an Authorized Non-Profit Reseller so as to make the Software Products available to Reseller's end user customers under the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Definitions. *In this Agreement, the following words have the following meanings:*

(a)"Non-Profit End User" means a qualified institution and/or organization that are eligible under:

- U.S. - IRS Code 501 (c)(3), http://apps.irs.gov/charities/charitable/article/0,,id=96099,00.html or
- Canada - The Excise Tax Act ("ETA") Subsection 123(1) and 259(1) of the ETA http://www.cra-arc.gc.ca/tax/charities/menu-e.html

The following nonprofit and charity organizations are excluded from this program:

- Private foundations as defined in section 509 of the Internal Revenue Code
- Hospitals not wholly-owned by a university. For the purposes of eligibility, a hospital is defined by the following:
  - A hospital is a health care organization that has an organized medical staff and professional staff, and inpatient facilities and provides medical, nursing, or related services for ill and injured patients. Hospitals provide inpatient secondary and tertiary care services.
  - Examples of health care organizations include, but are not limited to, Healthcare Networks and Insurers (such as HMO and PPO organizations), assisted living healthcare organizations, healthcare research organizations and research laboratories, mental health or behavioral health organizations, and home healthcare organizations.
- Health-care systems other than Federally Qualified Health Centers (FQHC) or FQHC look-alikes
- Research laboratories associated with the federal government*
- Any agency or institution of the federal government (any organization listed at firstgov.gov)
- Political, labor, or fraternal organizations
- Nonprofit lobbyist groups

(b)"Software Products" means the Software, Licenses, User Documentation, Upgrade Plan, Support, and Media copies of the Software, collectively or individually, available under the Program, where "Media" means the physical property in and the physical copy of the Software, specifically the disks, CD-ROMs or other media.

2. Reseller Rights and Restrictions

(a) Reseller Rights. Reseller has the right to order Software Products from Adobe's authorized distributors and to distribute the Software Products only to Non-Profit End Users in the United States and Canada pursuant to the terms and conditions of the then current applicable Software Product End User License Agreement ("EULA"). Reseller acknowledges the necessity of providing adequate service and support in connection with the distribution of the Software Products.

(b) Reseller Prohibitions. Reseller agrees not to distribute the Software Products (i) by rental or lease, (ii) in bulk for redistribution, (iii) with knowledge or reason to know that the Software Products will be transported outside the country in which Reseller's principal place of business is located, (iv) to other Resellers, VARs, or distributors without prior written approval from Adobe; (v) with modification or alternation of any notice on the Software Products or the packaging of the Software Products; or (vi) with any additional warranty, express or implied on behalf of Adobe with regard to the Software Products. Reseller further agrees that it will not unbundle any Adobe products which are Collections and attempt to sell them separately. Reseller's shall not resell any Adobe products in auctions, including online auction sites.

(c) Demonstrations. Reseller's rights in Software Products used for demonstration purposes shall be subject to the terms and conditions of the respective EULA which are hereby incorporated by reference.

(d)Restrictions on Copying and Decompiling. EXCEPT TO THE EXTENT RESELLER IS PERMITTED TO DO SO UNDER ANY NON EXCLUSIVE STATUTORY RIGHT, RESELLER AGREES NOT TO TRANSLATE THE SOFTWARE INTO ANOTHER COMPUTER LANGUAGE, IN WHOLE OR IN PART. Reseller shall not make copies or make media translations of the Software Products including, without limitation, the User Documentation, in whole or in part without Adobe's prior written approval. Reseller agrees that if, for any reason, it comes into possession of any source code, or portion thereof, for any Adobe product, not generally provided by Adobe as a part of a Software Product, it shall not use or disclose such source code and it shall immediately deliver all copies of such source code to Adobe.

3. Reseller Warranties and Obligations.

(a) Reseller represents and warrants that it will verify and document current and legitimate eligibility before selling to Non-Profit End Users.

(b) Anti-Piracy. By its execution of this Agreement, Reseller agrees that it will only deal in legal Adobe software. Adobe reserves the right to terminate this Agreement with immediate effect in the event that Reseller is found to be dealing in illegal copies of software. Such termination would be without prejudice to Adobe's other remedies in the event that any Adobe products were involved.

(c) Warranty Service. Reseller shall make appropriate arrangement with Adobe to provide warranty service for all Software Products. If a Software Product qualifies under the warranty provisions of the applicable End-User Agreement for warranty service, Reseller will return the Software Product to the source from which Reseller obtained it (i.e., the Adobe authorized distributor from which it ordered the Software Product) for replacement by such source. Irrespective of the source, if a Reseller returns the Software Product, Reseller will provide the End User with a replacement Software Product.

(d) Notice. Reseller will give Adobe twenty (20) days prior written notice of any change in ownership or establishment by Reseller of an Outlet at any address except the Shipping Address that is set forth above.

(e) Records and Reports. Reseller agrees to provide information if requested by Adobe, in order for Adobe to verify sell through information provided by Adobe's distributors. Reseller agrees to maintain a complete, clear and accurate record for two (2) years (i) the number of packages of each Software Product distributed by product line, (ii) proof each Software Product was distributed as part of a Bundle, (iii) to whom they were distributed, (iv) a copy of the Non-Profit's organization's purchase order, (v) IRS determination (for United States customers) or Excise Tax Act registration number (for Canadian customers) for non-profit eligibility purposes and (vi) the payments received thereof irrespective of the source. A monthly on-hand inventory report listing Software Product quantities by product line shall be maintained. Upon request, Reseller shall provide such records to Adobe. Reseller shall permit Adobe or persons designated by Adobe to inspect records pertaining to the Software Products and any other materials provided to Reseller by Adobe to ensure compliance by Reseller with its obligations to Adobe. Any such inspection and audit shall be conducted during regular business hours and in such a manner as not to interfere with normal business activities of Reseller.

4. License to Use the Adobe Trademark; Nongeneric Advertising.

(a) Adobe hereby grants to Reseller a nonexclusive, limited license to use "Adobe," both the name and in the stylized form used by Adobe, and the applicable Software Product trademarks (the "Trademarks") solely in its distribution, advertising, and promotion for the Software Products. Reseller's use shall be in accordance with Adobe's policies

regarding advertising and trademark usage as established from time to time. Reseller agrees not to attach any additional trademarks, logos, or trade designations to the Software Products. Reseller further agrees not to affix any Trademarks to products other than the genuine Software Products.

(b) Quality. Reseller agrees that the nature and quality of any products or services Reseller supplies in connection with the Trademarks shall conform to the standards set by Adobe. Reseller agrees to cooperate with Adobe in facilitating Adobe's monitoring and control of the nature and quality of such products and services, and to supply Adobe with specimens of use of the Trademarks upon request.

5. Ownership of Proprietary Rights and Nondisclosure. Reseller acknowledges that the structure and organization of the Software is proprietary to Adobe and that Adobe retains exclusive ownership of the Software and the Trademarks. Reseller will take all reasonable measures to protect Adobe's proprietary rights in the Software Products. Except as provided herein, Reseller is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises, or licenses with respect to the Software Products. Reseller may be exposed to certain information concerning Adobe's Software Products and proposed new Software Products, which are Adobe 's confidential and proprietary information (herein "Confidential Information"). Reseller agrees that, during and after the term of this Agreement, it will not use or disclose to any third party Confidential Information without the prior written consent of Adobe, except Reseller may disclose the Confidential Information to its employees as is reasonably necessary to allow Reseller to perform under this Agreement and to obtain the benefits thereof. This paragraph shall not apply to proposed new Software Product information after such information is made public by Adobe.

6. Warranties and Indemnities.

(a) Software Products. Adobe warrants the Software Products TO END USERS ONLY pursuant to the terms and conditions of the End-User License Agreement, and no warranty is extended to Reseller except as provided below.

(b) Indemnity for Infringement. Subject to the limitations set forth herein below, Adobe shall defend Reseller with respect to all third party claims, suits or proceedings with respect to any claim that the Software Products, as designed and licensed to Reseller in furtherance of this Agreement, infringe upon any United States ("U.S.") trade mark, copyright or patent provided, however, that Reseller (i) promptly notifies Adobe in writing of such claim, suit or proceeding (ii) gives Adobe the right to select counsel and control and direct investigation, preparation, defense and settlement of any claim, suit or proceeding; (iii) makes no admission of liability; and (iv) gives assistance and full co-operation for the defense of same and further provided that Adobe's liability with respect to portions of Software Products provided by or licensed from third parties will be limited to the extent Adobe is indemnified by such third parties. Adobe shall pay any resulting damages, costs and expenses finally awarded to a third party but Adobe is not liable for such amounts, or for settlements incurred by Reseller without Adobe's written authorization. If such claim, suit or proceeding has occurred or, in Adobe's opinion, is likely to occur, Adobe may, at its election and expense, either obtain for Reseller the right to continue distributing such allegedly infringing Software Product, replace or modify the Software Product so it is not infringing, or remove such Software Product from this Agreement.

(c) Exclusions. The provisions of the foregoing indemnity shall not apply with respect to any instances of alleged infringement based upon or arising out of the use of such Software Products in any manner for which the Software Products were not designed, or for use of Software Products for other than the uses and distributions designated by Adobe, for use of any Software Product which has been modified by Reseller or any third party (except to the extent such modifications are authorized and approved in writing by Adobe), or for use of any Software Product in connection with or in combination with any equipment, devices or software which have not been supplied by Adobe (if such infringement or claim could have been avoided by the use of the Software Product with other equipment, devices or software). Notwithstanding any other provisions of this Agreement, the foregoing indemnity shall not apply with respect to any infringement based on Reseller's activities occurring subsequent to its receipt of notice of any claimed infringement unless Adobe shall have given Reseller written permission to continue to market and distribute the allegedly infringing Software Product. In the event Adobe does not, within six (6) months after Reseller receives notice of any claimed infringement, give its permission to continue to market and distribute the allegedly infringing Software Product, Reseller shall be entitled to destroy or ship to Adobe its inventory of any such allegedly infringing Software Products and Adobe shall pay Reseller the amount received by Adobe for such Software Products.

(d)Limitation of Liability and Disclaimer. ADOBE'S CUMULATIVE LIABILITY IS SUBJECT TO THE LIMITS IN PARAGRAPH 9. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, ADOBE MAKES NO OTHER WARRANTIES RELATING TO THE SOFTWARE PRODUCTS OR DEMONSTRATION PACKAGES, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES ANY WARRANTY OF NONINFRINGEMENT, FITNESS FOR A

PARTICULAR PURPOSE OR MERCHANTABILITY. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE SOFTWARE PRODUCTS OTHER THAN AS PROVIDED IN THIS SECTION AND IN THE END-USER LICENSE AGREEMENT. RESELLER SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF ADOBE.

(e) Indemnity. Reseller shall indemnify and hold Adobe harmless from any claims or damages (inclusive of Adobe's attorneys' fees) made against Adobe as a result of negligence, misrepresentation, error, or omission on the part of Reseller or its representatives. Reseller shall be solely responsible for any claims, warranties, or representations made by Reseller or Reseller's employees or agents that differ from the warranty provided by Adobe in its End-User License Agreement.

7. Term and Termination.

(a) TERM: The term of this agreement is until 5/22/08__________, unless earlier terminated by either party as provided herein. There shall be no automatic renewal of this Agreement. Term is always subject to either party's free right to terminate under paragraph (b) below.

(b) TERMINATION:

(i) Without Cause. This Agreement may be terminated at any time by either party without cause upon thirty (30) days prior written notice.

(ii) With Cause. (i) Adobe may terminate this Agreement upon ten (10) days written notice of a material breach of this Agreement if such breach is not cured within such ten (10) day period. Notwithstanding the above, Adobe may terminate this Agreement immediately, upon written notice, for breach of Clause 3 ("Reseller Rights and Restrictions"), 4 ("License to Use the Adobe Trademark; Nongeneric Advertising"), or 5 ("Ownership of Proprietary Rights and Nondisclosure"), (ii) if Reseller shall become insolvent or fail to pay its obligations as they arise or up on any proceeding being commenced by or against Reseller under any law providing relief to Reseller as debtor or (iii) if Reseller sells Adobe Software Products to non-qualified end users, as set forth in Clause 1(b) then Adobe will be entitled to the price of a full commercial retail license for each copy Reseller sold to a non-qualified end user, recovery of audit fees and all damages and remedies in law or at equity for such breach of this Agreement.

(iii) Rights Upon Termination. Upon termination of this Agreement: (A) Reseller will no longer be an Adobe Authorized Reseller. (B) Reseller shall immediately cease using the Trademarks and discontinue all representations that it is an Adobe Authorized Reseller. (C) Immediately cease distribution of the Software Products.

8. Consequential Damages Waiver. ADOBE WILL NOT BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF ADOBE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. Limitation of Liability. Notwithstanding any other provisions of this Agreement, Adobe's liability to Reseller under this Agreement shall be limited to the lesser of $10,000 or 50% of the total payment made by Reseller to Adobe's Distributor pursuant to this Agreement in the most recent full calendar year.

10. Export. Reseller acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Software Products. Reseller agrees that it will not export or re-export the Software Products in any form, without the appropriate United States and foreign governmental licenses, and further agrees not to export, or allow the export or re-export of, Software Products or any part thereof, to any person or destination prohibited under the United States Export Administration Regulations or similar statutes or regulations. Without prejudice to the foregoing generality, Reseller shall not export or re-export the Software Products to the countries or the current list of embargoed countries. Reseller agrees that its obligations pursuant to this clause shall survive and continue after any termination or expiry of rights under this Agreement.

11. Miscellaneous.

(a) Notices. Any notices permitted or required under this Agreement shall be in writing, and shall be delivered in person or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery or five (5) days after deposit in the mail. If notice is sent to Adobe, it shall be sent to the attention of Corporate Counsel.

(b) Assignment. This Agreement may not be assigned by Reseller without the prior written approval of Adobe. For the purposes of this section, a change in the persons or entities who control 50% or more of the equity securities or voting interest of Reseller shall be considered an assignment of Reseller's rights. Adobe's rights and obligations in whole or in part, under this Agreement may be assigned by Adobe.

(c) Waiver. The waiver by either party of a breach of any provision contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

(d) Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

(e) Publicity. Reseller authorizes Adobe, in its sole discretion and pursuant to reasonable company guidelines, to display Reseller's logo, name and contact information on the Adobe website.

(f) Injunctive Relief. It is expressly agreed that a violation of Paragraphs 2 ("Resellers Rights and Restrictions"), 4 ("License to Use the Adobe Trademark; Nongeneric Advertising"), or 5 ("Ownership of Proprietary Rights and Nondisclosure") of this Agreement will cause irreparable harm to Adobe and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, Adobe will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

(g) Controlling Law and Forum. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. All disputes arising under this Agreement shall be brought in Superior Court of the State of California in Santa Clara County or the Federal District Court of San Jose as permitted by law.

(h) No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

(i) Counterparts. This Agreement may be signed in two counterparts, which together shall form a single agreement as if both parties had executed the same document.

(j) Entire Agreement. This Agreement completely and exclusively states the Agreement of the parties regarding its subject matter it supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment or appendix signed on behalf of Adobe and Reseller by their duly authorized representative, and any provision of a purchase order purporting to supplement or vary the provisions hereof shall be void.

(k) Warranty. RESELLER WARRANTS THAT IT HAS FULL POWER AND AUTHORITY TO ENTER INTO AND PERFORM THIS AGREEMENT, AND THE PERSON SIGNING THIS AGREEMENT ON THE RESELLER'S BEHALF HAS BEEN DULY AUTHORIZED AND EMPOWERED TO ENTER INTO THIS AGREEMENT. RESELLER FURTHER ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO BE BOUND BY IT.

IN WITNESS WHEREOF, the effective date of this Agreement shall be the date the last party executes this Agreement as set forth below.

RESELLER: CAMPUSTECH INC.

Signature: Susan Hagan

Print Name/Title: Susan Hagan, VP, Marketing + Sales

Date: 5-3-07

Reseller Authorization Number: 25221-D

ADOBE SYSTEMS INCORPORATED:

Signature: Peggy Snyder

Peggy Snyder

Print Name/Title: NA Sales Director
Education and Inside Sales

Date: 5/8/07